Exhibit 99.6

CONSENT OF XIAOYUN HE

UNITREND ENTERTAINMENT GROUP LIMITED (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as the Executive Director.

Dated: January 22, 2026

By:	/s/ Xiaoyun He
Xiaoyun He